No. 1937

November 29, 2019

Notice Regarding Making SDP Global Co., Ltd. a Wholly Owned Subsidiary

Sanyo Chemical Industries, Ltd.
(Code Number: 4471)

Sanyo Chemical Industries, Ltd. (head office: Higashiyama-ku, Kyoto-shi, Kyoto, Japan; President: Takao Ando; “Sanyo Chemical”) hereby announces that it has resolved, at its board of directors meeting held today, to acquire all of the 30% shares of SDP Global Co., Ltd. (head office: Chuo-ku, Tokyo, Japan; President: Hiroyuki Shimominami; “SDP Global”), a consolidated subsidiary of Sanyo Chemical, that are held by Toyota Tsusho Corporation (head office: Nakamura-ku, Nagoya-shi, Aichi, Japan; President: Ichiro Kashitani; “Toyota Tsusho”). The closing date of the transfer of those shares is scheduled for March 31, 2020, and SDP Global will become a wholly owned subsidiary of Sanyo Chemical as a result of this transaction.

[Background to the Acquisition of Shares]

Sanyo Chemical has pursued overseas expansion in the superabsorbent polymers (“SAP”) market through SDP Global, which manufactures and sells SAPs. Sanyo Chemical believes that making SDP Global its wholly owned subsidiary would further enhance synergy effects produced from the integrated group management. With these enhanced synergy effects, Sanyo Chemical will endeavor to meet market needs and customer needs more than ever and aim to further grow itself in the SAP market.

As set out in the press release “Notice Regarding the Execution of a Final Agreement Concerning the Business Integration by Way of Joint Share Transfer Between Nippon Shokubai Co., Ltd. and Sanyo Chemical Industries, Ltd.” disclosed today, Sanyo Chemical also believes this share transfer will contribute to maximizing the effects of the business integration with Nippon Shokubai Co., Ltd. (head office: Chuo-ku, Osaka-shi, Osaka, Japan; President: Yujiro Goto).

[Outline of the Consolidated Subsidiary (SDP Global) Whose Shares Sanyo Chemical Intends to Acquire]

1	Company name	SDP Global Co., Ltd.
2	Location of the head office	1-5-6 Nihonbashi-honcho, Chuo-ku, Tokyo, Japan
3	Representative	Hiroyuki Shimominami
4	Date of establishment	March 22, 2001
5	Equity ownership	Sanyo Chemical 70%, Toyota Tsusho 30%
6	Stated capital	2.9 billion yen (as of March 31, 2019)
7	Net sales	38.3 billion yen (for the fiscal year ended March 2019)
8	Description of business	Manufacturing and sales of superabsorbent polymers
9	No. of employees	301 (as of March 31, 2019)
10	Production bases	Tokai-shi, Aichi, Japan; Nantong, Jiangsu Province, China; Johor, Malaysia
11	Production capacity	420,000 tons/year

(Note:     Net sales, the number of employees, production bases and production capacity include the figures and bases of San-Dia Polymers (Nantong) Co., Ltd. and SDP GLOBAL (MALAYSIA) SDN. BHD., which are SDP Global’s wholly owned subsidiaries, in addition to those of SDP Global.)

< Contact Information>
Sanyo Chemical Industries, Ltd., Media and Investor Relation Department

Tel: +81-75-541-4312

This press release includes “forward-looking statements” that reflect the plans and expectations of Sanyo Chemical and in relation to, and the benefits resulting from, Sanyo Chemical’s acquisition of SDP Global’s shares and the business integration that is planned to be commenced between Sanyo Chemical and Nippon Shokubai. To the extent that statements in this press release do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of Sanyo Chemical in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual results, performance, achievements or financial position of Sanyo Chemical or the holding company that is expected to be established through the business integration with Nippon Shokubai to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements.

Sanyo Chemical undertakes no obligation to publicly update any forward-looking statements after the date of this press release. Investors are advised to consult any further disclosures by Sanyo Chemical in its subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission.

The risks, uncertainties and other factors referred to above include, but are not limited to:

(1)	economic and business conditions in and outside Japan;
(2)	changes in resource prices such as crude oil and changes in exchange rates;
(3)	changes in the competitive landscape, including the changes in the competition environment and the relationship with major customers;
(4)	changes in interest rates on loans, corporate bonds and other indebtedness of Sanyo Chemical, as well as changes in financial markets;
(5)	changes of assets (including pension assets) such as securities;
(6)	changes in laws and regulations (including environmental regulations) relating to Sanyo Chemical’s business activities;
(7)	increases in tariffs, imposition of import controls and other developments in Sanyo Chemical’s main overseas markets;
(8)	interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;
(9)	Sanyo Chemical being unable to complete the business integration due to reasons such as Sanyo Chemical or Nippon Shokubai not being able to implement the necessary procedures, including approval of the agreement with regard to the business integration by the shareholders’ meetings, and any other reasons;
(10)	delays in the review process by the relevant competition law authorities or the clearance of the relevant competition law authorities or other necessary approvals being unable to be obtained; and
(11)	inability or difficulty of realizing synergies or added value by the business integration by the holding company that is expected to be established through the business integration.